UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2011

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13782	25-1615902
(Commission File Number)	(IRS Employer Identification No.)

1001 Airbrake Avenue Wilmerding, Pennsylvania	15148
(Address of Principal Executive Offices)	(Zip Code)

(412) 825-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of James V. Napier

On May 11, 2011, the Board of Directors of Westinghouse Air Brake Technologies Corporation (“Wabtec”) accepted the resignation of James V. Napier from the Board of Directors of Wabtec. Mr. Napier had served as a director of Wabtec since 1995. Mr. Napier did not stand for re-election because he has reached the company’s mandatory retirement age.

Approval of 2011 Stock Incentive Plan

At the Annual Meeting of Stockholders (the “Annual Meeting”) of Wabtec on May 11, 2011, Wabtec’s stockholders approved the 2011 Stock Incentive Compensation Plan (the “Plan”).

The purposes of the Plan are to encourage eligible employees of the company and its subsidiaries to increase their efforts to make the company and each subsidiary more successful, to provide an additional inducement for such employees to remain with the company or a subsidiary, to reward such employees by providing an opportunity to acquire shares of the company’s Common Stock on favorable terms and to provide a means through which the company may attract able persons to enter the employ of the company or one of its subsidiaries. The eligible employees are those employees of the company or any subsidiary who share responsibility for the management, growth or protection of the business of the company or any subsidiary.

Under the Plan, which has a ten-year term through March 27, 2021, the maximum number of shares available for grants or awards is an aggregate of 1,900,000 shares plus any shares which remain available for grant under the company’s 2000 Stock Incentive Plan as of the date of adoption of this Plan. The Plan also includes a fixed sub-limit for the granting of incentive stock options. In general, without further stockholder approval, the maximum number of shares for which incentive stock options may be granted is 1,000,000 shares.

The Plan provides for (i) the grant of incentive stock options under Section 422 of the Internal Revenue Code, (ii) the grant of non-statutory stock options, (iii) the grant of stock appreciation rights, either granted in conjunction with stock options (i.e., tandem SARs) or not in conjunction with options (i.e., freestanding SARs), (iv) restricted share awards, (v) restricted stock units, (vi) performance units and (vii) other stock based awards. Although the Plan permits the grant of incentive stock options, the company has not typically granted incentive stock options under its prior equity incentive plans.

The maximum number of shares as to which awards other than performance units or “other stock-based awards” may be made under the Plan to any one employee in any one calendar year is 300,000 shares. The maximum value of the property, including cash, that may be paid or distributed to any participant pursuant to a grant of performance units in any one calendar year is $5,000,000, and the maximum value of Common Stock and other property, including cash, that may be paid or distributed to any participant with respect to “other stock based awards” in any one calendar year is also $5,000,000.

A more detailed summary of the Plan can be found in Wabtec’s definitive proxy statement, dated March 31, 2011, for its Annual Meeting. Reference is made to the Plan filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders

At the Annual Meeting of Wabtec on May 11, 2011, management proposals 1, 2, 4 and 5 were approved. With respect to management proposal 3, the advisory (non-binding) vote regarding the frequency of a stockholder advisory vote on named executive officer compensation, one year received the favorable majority of the votes. The proposals below are described in detail in Wabtec’s definitive proxy statement, dated March 31, 2011, for its Annual Meeting.

The results are as follows:

1.	The election of two directors for a three-year term expiring in 2014:

Name of Director	Votes For	Votes Withheld	Broker Non-Vote
Emilio A. Fernandez	42,261,442	436,818	2,132,927
Lee B. Foster, II	41,634,039	1,064,221	2,132,927

Continuing as directors, with terms expiring in 2012, are Brian P. Hehir, Michael W.D. Howell, Gary C. Valade and Nickolas W. Vande Steeg. Continuing as directors, with terms expiring in 2013, are Robert J. Brooks, William E. Kassling and Albert J. Neupaver.

2.	The approval of an advisory (non-binding) resolution relating to 2010 named executive officers compensation:

For	Against	Abstained	Broker Non-Vote
38,367,822	2,019,753	2,310,685	2,132,927

3.	The advisory (non-binding) vote relating to how often the company should conduct a stockholder advisory vote on named executive officer compensation:

1 year	2 years	3 years	Abstained	Broker Non-Vote
37,331,676	123,759	2,939,949	2,302,876	2,132,927

4.	Approval of the 2011 Stock Incentive Plan:

For	Against	Abstained	Broker Non-Vote
35,863,416	4,536,651	2,298,193	2,132,927

5. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal year 2010:

For	Against	Abstained	Broker Non-Vote
43,424,666	1,392,600	13,921	0

Item 8.01.	Other Events.

On May 11, 2011, Wabtec issued a press release announcing that its Board of Directors authorized the repurchase of up to $150 million of the company’s outstanding shares. The new share repurchase authorization supersedes the previous authorization of $150 million, of which approximately $40 million was remaining. The Board of Directors also increased the company’s regular quarterly dividend to 3 cents per share, from 1 cent per share. The new dividend rate will be payable initially on August 31, 2011 to shareholders of record as of August 17, 2011. Reference is made to the Press Release filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished and a portion thereof is filed (as described in Item 8.01) with this report on Form 8-K:

Exhibit No.	Description

10.1	2011 Stock Incentive Plan.

99.1	Press release dated May 11, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ Alvaro Garcia-Tunon
Alvaro Garcia-Tunon Executive Vice President, Chief Financial Officer and Secretary

Date: May 16, 2011

EXHIBIT INDEX

Number	Description	Method of Filing

10.1	2011 Stock Incentive Plan.	Filed herewith.

99.1	Press release dated May 11, 2011.	Filed herewith.